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INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Zero Corporation on Form S-8 of the reports of Deloitte & Touche dated May 12, 1994, appearing in and incorporated by reference in the Annual Report on Form 10-K of Zero Corporation for the fiscal year ended March 31, 1994 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the prospectus, which is part of this Registration Statement.


/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Los Angeles, California

October 25, 1994